                                                                             EXHIBIT 99.1

News Release

    For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 272-7406

HNI Corporation Announces Results for Fourth Quarter and Year-end - Fiscal 2006

MUSCATINE, Iowa (February 7, 2007) - HNI Corporation (NYSE: HNI) today announced fourth quarter sales of $682.2 million and income from continuing operations of $36.5 million for the quarter ending December 30, 2006. Net income per diluted share from continuing operations for the quarter was $0.75 including a positive tax adjustment of $0.08 per share. For the year ended fiscal 2006, the Corporation reported sales of $2.7 billion and income from continuing operations of $129.7 million. Net income per diluted share from continuing operations for the year was $2.57 including the effect of the positive tax adjustment.

Fourth Quarter and FY'06 Summary Comments
"For the year and for the quarter, we reported record sales and profitability in our office furniture business. During the same period, our hearth business experienced strong results in the first half of fiscal 2006 followed by a dramatic decline in the second half as a result of the largest annual decline in the housing market since the 1991 recession," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

"Overall, we continued to compete well in our markets. Our office furniture business finished the year strong. Top-line growth was solid and we experienced positive profit momentum as we began to close the material cost gap. Our strategic investments in the office furniture business are progressing well and performing at or above expectation. Our hearth business continues to experience a significant decline. During the quarter, we experienced larger than anticipated sales declines in the new construction channel and the remodel/retrofit channel was negatively impacted by unseasonably warm weather."

"As we shared during our third quarter conference call, we began to adjust our cost structure and resize our hearth business to reflect lower demand levels. We aggressively implemented cost reduction initiatives that included reducing employment levels more than 20 percent, and consolidating and divesting several retail and distribution locations. Operating profitability remained challenged as the impact of cost reduction initiatives were not yet fully reflected in our results. During the quarter, we also continued efforts to streamline our office furniture operations. We continue to focus on reducing structural costs across the organization while maintaining our industry leading customer service," said Mr. Askren.

Fourth Quarter
Dollars in Millions	Three Months Ended		Percent
Except per share data	12/30/2006	12/31/2005	Change

Net Sales	$682.2	$657.2	3.8%
Gross Margin	$227.6	$240.3	-5.3%
Gross Margin %	33.4%	36.6%
SG&A	$176.5	$182.0	-3.1%
SG&A %	25.9%	27.7%
Operating Income	$51.1	$58.2	-12.2%
Operating Income %	7.5%	8.9%
Income from Continuing Operations	$36.5	$36.2	0.9%

Earnings per Share from Continuing Operations - Diluted	$0.75	$0.67	11.9%

Fourth Quarter Highlights - Continuing Operations
•	Consolidated net sales increased to $682.2 million or 3.8 percent. Acquisitions accounted for $24 million or 3.6 percentage points of the increase in sales.
•	Gross margins were 3.2 percentage points lower than prior year due to decreased volume in the Hearth segment and higher material input costs in both segments that more than offset price realization.
•
Total selling and administrative expenses, including restructuring charges, reflected costs of $7 million associated with new acquisitions, $2 million of increased freight and distribution costs, and $1.6 million related to the resizing of the hearth business. These costs were offset by a reduction in incentive based compensation expense.

•
The Corporation made the decision to close its office furniture facility in Monterrey, Mexico and consolidate production into other locations which will be completed during the first half of 2007. During the fourth quarter $0.9 million of costs were recorded in connection with the shutdown as well as final costs associated with the shutdown of two facilities completed earlier in the year. Fourth quarter 2005 included $2.4 million of restructuring charges from the shutdown of two office furniture facilities that began in the third quarter 2005.

•
The annualized effective tax rate for 2006 was reduced during the fourth quarter compared to earlier in the year primarily due to the reinstatement of the research tax credit and a $4.1 million adjustment of deferred tax charges.

•	Net income per share was favorably impacted $0.06 per share as a result of the Corporation's share repurchase program.

Discontinued Operations
The Corporation has made the decision to sell a small, non-core component of the office furniture segment. During the fourth quarter a pre-tax charge of approximately $7.1 million was recorded to reduce the assets held for sale to fair market value. Revenues and expenses associated with the business operations are presented as discontinued operations for all periods presented in the financial statements.

Full Year
Dollars in Millions	Twelve Months Ended		Percent
Except per share data	12/30/2006	12/31/2005	Change

Net Sales	$2,679.8	$2,433.3	10.1%
Gross Margin	$926.9	$883.8	4.9%
Gross Margin %	34.6%	36.3%
SG&A	$720.5	$667.1	8.0%
SG&A %	26.9%	27.4%
Operating Income	$206.4	$216.7	-4.8%
Operating Income %	7.7%	8.9%
Income from Continuing Operations	$129.7	$138.2	-6.1%

Earnings per Share from Continuing Operations - Diluted	$2.57	$2.51	2.4%

Full Year Highlights - Continuing Operations
•	Net sales increased to $2.7 billion or 10.1 percent. Acquisitions accounted for approximately $113 million or 4.6 percentage points of the sales increase.
•
Gross margins decreased 1.7 percentage points due to broad based increases in material input costs and the decline in the hearth segment volume that more than offset higher volume and price realization in the office furniture segment.

•
Selling and administrative expenses, including restructuring charges, reflect $40 million of costs associated with new acquisitions; $33 million of increased freight and distribution costs due to volume, rate increases, and fuel surcharges; $3.2 million of stock compensation expense due to the adoption of FAS 123 (R); and $1.6 million related to the resizing of the hearth business. The increase in costs were offset by a $3.4 million gain on the sale of a vacated facility, lower incentive compensation expense, and cost containment measures. Included in 2006, was $2.8 million of restructuring charges connected with the shutdown of office furniture facilities compared to $3.5 million in 2005.

•	The Corporation's tax expense was reduced by $4.1 million in 2006 due to an adjustment of deferred tax charges.

•
Net income per share was positively impacted approximately $0.21 as a result of the Corporation's share repurchase program that reduced average shares outstanding by 4.7 million shares compared to 2005.

Cash flow from operations for the year decreased to $159.6 million compared to $201.0 million last year. The decline was primarily due to lower profit and lower accruals for incentive costs and compensation. Capital expenditures increased to $59.9 million in 2006 compared to $41.8 million in 2005, primarily for new product development and related tooling. Acquisition spending during the year totaled $78.6 million. The Corporation repurchased 4,336,987 shares of common stock at a cost of approximately $203.6 million during 2006, compared to 4,059,068 shares at a cost of approximately $202.2 million in 2005. There is approximately $139.8 million remaining under the current repurchase authorization.

Office Furniture
	Three Months Ended		Percent	Twelve Months Ended		Percent
Dollars in Millions	12/30/2006	12/31/2005	Change	12/30/2006	12/31/2005	Change

Sales	$542.6	$490.9	10.5%	$2,077.0	$1,838.4	13.0%
Operating Profit	$52.4	$42.8	22.3%	$181.8	$177.5	2.4%
Operating Profit %	9.7%	8.7%		8.8%	9.7%

Fourth Quarter and Full Year Highlights
•
Fourth quarter and full year sales for the office furniture segment increased $51.7 million and $238.7 million, respectively. Acquisitions accounted for $21 million or 4.2 percentage points of the increase in the fourth quarter and $95 million or 5.2 percentage points of the increase for the full year.

•
Operating profit for the quarter increased by $9.5 million positively impacted by the benefit of price increases, higher volume, and lower incentive based costs and compensation, as well as lower restructuring costs compared to the prior year quarter.

•
Full year operating profit increased $4.3 million, but decreased as a percent of net sales as a result of higher material, transportation, and other input costs. Acquisitions also negatively impacted profitability as anticipated. Operating profit was positively impacted by a $3.4 million gain on the sale of a vacated plant facility, lower incentive based cost and compensation, and lower facility shutdown costs compared to 2005.

Hearth Products
	Three Months Ended		Percent	Twelve Months Ended		Percent
Dollars in Millions	12/30/2006	12/31/2005	Change	12/30/2006	12/31/2005	Change

Sales	$139.6	$166.3	-16.1%	$602.8	$594.9	1.3%
Operating Profit	$10.2	$25.1	-59.2%	$58.7	$74.8	-21.5%
Operating Profit %	7.3%	15.1%		9.7%	12.6%

Fourth Quarter and Full Year Highlights
•	Fourth quarter net sales for the hearth products segment decreased $26.7 million. Acquisitions completed during 2006 contributed approximately $3 million.
•	Operating profit for the quarter decreased $14.9 million due to lower volume, increased material input costs, and $1.6 million of costs to resize the business.
•	Full year net sales increased $7.8 million due to the contribution from new acquisitions of approximately $18 million.
•	Full year operating profit decreased $16.1 million due to lower volume, higher mix of lower margin remodel/retrofit business, and increased material and freight costs.

Outlook
"Overall, we expect top line growth in our office furniture business to be consistent with the industry and anticipate improved profitability for the year as we fully realize the benefit of price increases and cost reduction initiatives," said Mr. Askren.

"With respect to our hearth business, market conditions remain uncertain. Due to the three to six month lag in trends between the housing market and our hearth business and higher than anticipated inventories in the remodel/retrofit channel, we anticipate 2007 will be challenging. We are continuing to implement restructuring initiatives to ensure our cost structure is appropriately aligned with market conditions and anticipate emerging from the downturn well positioned for an industry recovery in the future. Hearth sales and profitability will be challenged through the first half of 2007. As the hearth market leader, we are well positioned to drive share gains and experience solid profitable long-term growth," said Mr. Askren.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Wednesday, February 7, 2007 at 10:00 a.m. Central to discuss fourth quarter and year-end 2006 results.  To participate, call the conference call line at 1-800-230-1951.  A replay of the conference call will be available until Wednesday, February 14, 2007, 11:59 p.m. (Central).  To access this replay, dial 1-800-475-6701 - Access Code:  858224.  A link to the simultaneous web cast can be found on the Corporation's web site at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Lamex®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2006 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies in the furniture industry.  In 2006, the Corporation was recognized by Industry Week as one of the 50 Best Manufacturing Companies for the fourth consecutive year.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI. More information can be found on the Corporation's website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, outlook, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," and variations of such words and similar expressions identify forward-looking statements. Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results. These risks include, without limitation: the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives for the entire Corporation, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) repurchases of common stock, and (f) ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; restrictions imposed by the terms of the Corporation's revolving credit facility and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

###

HNI CORPORATION

Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005
Net sales	$682,215	$657,237	$2,679,803	$2,433,316
Cost of products sold	454,625	416,967	1,752,882	1,549,475
Gross profit	227,590	240,270	926,921	883,841
Selling and administrative expenses	175,548	179,650	717,676	663,667
Restructuring and impairment charges	909	2,391	2,829	3,462
Operating income	51,133	58,229	206,416	216,712
Interest income	329	343	1,139	1,518
Interest expense	4,869	835	14,323	2,355
Earnings from continuing operations before income taxes and minority interest	46,593	57,737	193,232	215,875
Income taxes	10,147	21,580	63,670	77,715
Earnings from continuing operations before minority interest	36,446	36,157	129,562	138,160
Minority interest in earnings of subsidiary	(25)	5	(110)	(6)
Income from continuing operations	36,471	36,152	129,672	138,166
Discontinued operations, less applicable income taxes	(5,980)	(400)	(6,297)	(746)
Net Income	$30,491	$35,752	$123,375	$137,420
Net income from continuing operations - basic	$0.76	$0.68	$2.59	$2.53
Net income from discontinued operations - basic	($0.13)	($0.01)	($0.13)	($0.02)
Net income per common share - basic	$0.63	$0.67	$2.46	$2.51
Average number of common shares outstanding - basic	48,068,779	53,278,249	50,059,443	54,649,199
Net income from continuing operations - diluted	$0.75	$0.67	$2.57	$2.51
Net income from discontinued operations - diluted	($0.12)	$0.00	($0.12)	($0.01)
Net income per common share - diluted	$0.63	$0.67	$2.45	$2.50
Average number of common shares outstanding - diluted	48,362,801	53,693,000	50,374,758	55,033,741

Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Dec. 30,	Dec. 31,		Dec. 30,	Dec. 31,
(Dollars in thousands)	2006	2005		2006	2005
Cash and cash equivalents	$28,077	$75,707	Accounts payable and accrued expenses	$328,882	$309,222
Short-term investments	9,174	9,035	Note payable and current maturities of
Receivables	316,568	278,515	long-term debt	26,135	40,350
Inventories	105,765	91,110	Current maturities of other long-term
Deferred income taxes	15,440	15,831	obligations	3,525	8,602
Prepaid expenses and other current assets	29,150	16,400
Current assets	504,174	486,598	Current liabilities	358,542	358,174

Property and equipment - net	309,952	294,660	Long-term debt	285,300	103,050
Goodwill	251,761	242,244	Capital lease obligations	674	819
Other assets	160,472	116,769	Other long-term liabilities	56,103	48,671
			Deferred income taxes	29,321	35,473

			Minority interest in subsidiary	500	140
			Shareholders' equity	495,919	593,944
Total assets	$1,226,359	$1,140,271	Total liabilities and shareholders' equity	$1,226,359	$1,140,271

Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended
(Dollars in thousands)	Dec. 30, 2006	Dec. 31, 2005
Net cash flows from (to) operating activities	$159,602	$201,009
Net cash flows from (to) investing activities:
Capital expenditures	(59,924)	(41,802)
Acquisition spending	(78,569)	(33,804)
Other	1,528	659
Net cash flows from (to) financing activities	(70,267)	(80,031)
Net increase (decrease) in cash and cash equivalents	(47,630)	46,031
Cash and cash equivalents at beginning of period	75,707	29,676
Cash and cash equivalents at end of period	$28,077	$75,707

Business Segment Data

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005
Net sales:
Office furniture	$542,648	$490,928	$2,077,040	$1,838,386
Hearth products	139,567	166,309	602,763	594,930
	$682,215	$657,237	$2,679,803	$2,433,316

Operating profit:
Office furniture (1)
Operations before restructuring charges	$53,292	$45,232	$184,640	$180,949
Restructuring and impairment charges	(909)	(2,391)	(2,829)	(3,462)
Office furniture - net	52,383	42,841	181,811	177,487
Hearth products	10,236	25,108	58,699	74,822
Total operating profit	62,619	67,949	240,510	252,309
Unallocated corporate expense	(15,986)	(10,219)	(47,105)	(36,424)
Income from continuing operations beforeincome taxes	$46,633	$57,730	$193,405	$215,885

Depreciation and amortization expense:
Office furniture	$12,477	$11,225	$48,753	$43,967
Hearth products	3,870	3,423	16,559	15,275
General corporate	1,112	1,301	4,191	6,272
	$17,459	$15,949	$69,503	$65,514

Capital expenditures - net:
Office furniture	$8,789	$9,279	$42,126	$27,760
Hearth products	2,602	1,798	11,093	8,498
General corporate	187	2,493	6,705	5,544
	$11,578	$13,570	$59,924	$41,802

			As of	As of
			Dec. 30, 2006	Dec. 31, 2005
Identifiable assets:
Office furniture			$748,285	$617,591
Hearth products			359,646	361,568
General corporate			118,428	161,112
			$1,226,359	$1,140,271

(1) Includes minority interest.
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